EXHIBIT 99.1

    Spectrum Brands Announces Postponement of Strategic Asset Sale

    ATLANTA--(BUSINESS WIRE)--Oct. 17, 2007--Spectrum Brands, Inc. (NYSE:SPC) announced today that it is postponing its previously announced strategic asset sale process due to recent challenging conditions in the credit markets. Spectrum Brands Chief Executive Officer Kent Hussey said, "We are still committed to reducing outstanding indebtedness and leverage through the sale of assets. We believe that postponing the auction process until such time as the credit markets improve will allow us to achieve a full and fair valuation of these assets."

    On October 1, 2007, Spectrum Brands put in place a $225 million asset-based revolving credit facility. The company reiterated that this facility, which was undrawn at September 30, 2007, provides sufficient liquidity to operate its business on an ongoing basis.

    Forward Looking Statements

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as interest rates, currency exchange rates, inflation, consumer spending and raw material costs,
(4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 7,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    CONTACT: Spectrum Brands
             Investor Contact:
             Nancy O'Donnell, 770-829-6208 (VP Investor Relations) or
             Sard Verbinnen & Co for Spectrum Brands
             Media Contact:
             Victoria Hofstad or Jamie Tully, 212-687-8080